[ALLIED HEALTHCARE INTERNATIONAL INC. LOGO]

                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE           For Further Information:

          JULY 21, 2004         Investor Contact:
                                Charles Murphy, Chief Financial Officer,
                                212-750-0064, charlesmurphy@alliedhealthcare.com
                                Media Contact:
                                Susan J. Lewis, 303-804-0494,
                                susanlewis@alliedhealthcare.com


                      ALLIED HEALTHCARE INTERNATIONAL INC.
                  ENTERS INTO (pound)50 MILLION CREDIT FACILITY

      NEW YORK ... July 21, 2004 - Allied Healthcare International Inc. (Nasdaq:
AHCI), a leading provider of flexible healthcare staffing services in the United Kingdom, announced today that it had entered into a (pound)50 million credit facility (approximately $93.6 million at current exchange rates) with two leading UK banks (Barclays Capital and Lloyds TSB Bank Plc), of which (pound)30 million is a term loan and (pound)20 million is a revolving loan. The Company used its initial borrowings under the new credit facility, together with the proceeds of its recently-completed secondary public offering of shares of common stock, to repay in full its old (1999) senior credit and mezzanine credit agreements which had a significantly more expensive debt structure. Loans under the new credit facility will bear interest at LIBOR plus an incremental amount that varies from 0.70 percent to 0.90 percent, depending upon the Company's compliance with certain financial ratios. The new credit facility is secured by a first priority lien on the assets of the Company and certain of its subsidiaries who are also guaranteeing the loan.

      Timothy M. Aitken, chairman of the board, said of the refinancing: "The completion of the debt facility represents the finalization of the financial restructuring of the Company. In recent weeks we announced the successful completion of the secondary offering of Common Stock which raised $71 million in new equity and the conversion of the Preferred Stock into Common Stock, which creates one class of share for all shareholders going forward."

      New York-based Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom.

Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, including those contained in the company's filings with the Securities and Exchange Commission, which may cause actual results in future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.